Exhibit 10.1

November 6, 2015

Via Electronic Delivery

Harry T. Wilkins
c/o American Public Education, Inc.
111 West Congress Street
Charles Town, West Virginia 25414

Dear Harry:

Thank you for your long and distinguished service to the Company and its institutions.  This retirement letter agreement (this “Letter Agreement”) sets forth the terms and conditions of your retirement as the Executive Vice President and Chief Development Officer of American Public Education, Inc., a Delaware corporation (the “Company”) and the Chief Executive Officer of National Education Seminars, Inc., an Ohio corporation and wholly owned subsidiary of the Company (“NES”), and the transition of your responsibilities in connection with such retirement.  This Letter Agreement amends and supplements the Amended and Restated Employment Agreement by and between you and the Company, dated as of April 28, 2014 (the “Employment Agreement”).   Please acknowledge your agreement and acceptance of the terms of this Letter Agreement by countersigning and returning a copy of this letter to me.

Any capitalized terms that are not otherwise defined herein shall have the meanings assigned thereto in the Employment Agreement.

In consideration of the mutual promises contained in this Letter Agreement, the Company and you agree, effective as of the date of this letter, as follows:

1.	Retirement from Service.

(a)
As of December 4, 2015, or such other date as you and the Company may mutually agree upon (provided that such date shall be no later than December 31, 2015) (the “Retirement Date”), you will resign from your positions as the Executive Vice President and Chief Development Officer of the Company, the Chief Executive Officer of NES, a member of the Board of Directors of NES and any other positions you may have with the Company or its affiliates, and will promptly execute such documents and take such actions as may be necessary or reasonably requested by the Company to effectuate or memorialize your resignation from such positions. The parties agree that your resignation will be treated as a termination of employment by you for Good Reason pursuant to Section 10(c) of the Employment Agreement, and that the Retirement Date shall constitute the Date of Termination for purposes of the Employment Agreement.

(b)
Effective as of the Retirement Date, your employment under the Employment Agreement will terminate and you will no longer be employed by the Company, NES or any of their affiliates.  From and after the Retirement Date, you agree to provide consulting services to the Company from time to time as reasonably requested by the Chief Executive Officer of the Company in connection with the search for, and the transfer of executive leadership to, a successor Chief Executive Officer of NES, provided that if such successor is an interim appointment, you will provide the same services with respect to any permanent replacement thereto.  You will provide up to ten hours per month of such consulting services for a period of 18 months following the Retirement Date (the “Transition Period”).

2.
Release. On or before the 60th day following the Retirement Date, you shall execute a release of claims substantially in the form attached to the Employment Agreement as Appendix A (the “Release”).  No payments shall be made to you pursuant to this Letter Agreement and no benefits to which you are entitled pursuant to this Letter Agreement shall accrue or otherwise take effect unless and until you have executed the Release and all revocation periods applicable thereto have expired on or before the 60th day following the Retirement Date without the release being revoked.

3.	Termination Benefits.

(a)
You and the Company agree that, because your retirement is being treated as a termination by you for Good Reason pursuant to Section 10(c) of the Employment Agreement, you shall receive the benefits pursuant to Section 11(d) of the Employment Agreement in accordance with and subject to the terms of the Employment Agreement, provided, however, that the benefits that you receive pursuant to Section 11(d)(iii) shall be for the entire Transition Period, in lieu of the 12 months stated therein. You acknowledge and agree that because the Date of Termination will occur within 60 days prior to the end of a calendar year, certain of the payments you will receive pursuant to Section 11(d) of the Employment Agreement will not commence until 2016.

(b)
You and the Company agree that, in recognition of, and as consideration for, the consulting services you will provide to the Company during the Transition Period and subject to your compliance with the terms of this Letter Agreement and the terms of the Employment Agreement, including those referred to in Section 4 below, during the Transition Period all of your outstanding restricted stock units and restricted stock awards shall continue to vest and be settled in accordance with the respective vesting schedules and performance conditions applicable thereto.

(c)
You acknowledge and agree that you have no further right to receive any compensation, payments or benefits from the Company, other than as set forth in the Employment Agreement, as amended by this Letter Agreement.

4.
Restrictive Covenants. You acknowledge and agree that any and all restrictive covenants to which you are subject, including, but not limited to, those described in Section 8 (Confidential Information) and Section 9 (Non-Competition) of the Employment Agreement, will continue in full force and effect in accordance with the terms and conditions thereof. You also acknowledge and agree that any and all terms and conditions of the Employment Agreement which expressly or by reasonable implication survive your separation from the Company to which you are subject will continue in full force and effect in accordance with the terms and conditions thereof.

5.
Taxes. The Company may withhold from any amounts payable under this Letter Agreement all federal, state, city, foreign or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Letter Agreement, the Company shall not be obligated to guarantee any particular tax result for you with respect to any payment provided hereunder, and you shall be responsible for any taxes imposed on you with respect to any such payment.

6.
Section 409A. This Letter Agreement and the payments to be made hereunder are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended and the regulations promulgated thereunder (“Section 409A”), and this Letter Agreement will be interpreted, and all tax filings with the Internal Revenue Service relating to the payments will be made, in a manner consistent with that intent.  Your retirement as the Executive Vice President and Chief Development Officer of the Company and the Chief Executive Officer of NES on the Retirement Date is intended to constitute a “separation from service” for purposes of Section 409A.  In furtherance of the preceding sentence, you and the Company anticipate and agree that the level of consulting services that you shall perform during the Transition Period shall not exceed the maximum level that is presumed to result in a “separation from service” in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).

7.
Consultation with Attorney; Voluntary Agreement. You acknowledge that (a) the Company has advised you to consult with an attorney of your own choosing prior to executing this Letter Agreement, (b) you have carefully read and fully understand all of the provisions of this Letter Agreement, and (c) you are entering into this Letter Agreement knowingly, freely and voluntarily in exchange for good and valuable consideration.

8.	Governing Law. Letter Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).

9.
Entire Agreement. This Letter Agreement, taken together with the Release and Employment Agreement, as modified by this Letter Agreement, constitute and contain the entire agreement and understanding concerning your employment, termination from employment and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof.  Except as expressly amended by this Letter Agreement, the terms of the Employment Agreement remain in full force and effect.

10.	Amendments. This Letter Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.

11.	Counterparts. This Letter Agreement may be executed in two or more counterparts, each of which shall be an original, and all of which shall be deemed to constitute one and the same instrument.

[Signature page follows]

If the foregoing accurately reflects our agreement, please sign and return to us the enclosed duplicate copy of this letter.

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Wallace E. Boston

Name:	Wallace E. Boston, Jr.
Title:	President and Chief Executive Officer

Accepted and Agreed to:

/s/ Harry T. Wilkins
Harry T. Wilkins

[Signature Page to Retirement Letter Agreement]